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                                                                     Exhibit 3.1


                          COMMONWEALTH OF PENNSYLVANIA

                            ARTICLES OF INCORPORATION
                                       OF
                                DE&S HOLDING CO.

         THE UNDERSIGNED, desiring to form a business corporation in compliance with the requirements of Section 1306 of the Pennsylvania Business Corporation Law of 1988, hereby certifies as follows:

1. Name. The name of the corporation (hereinafter referred to as the "Company") is: DE&S Holding Co.

2. Registered Office. The address of the Company's registered office in the Commonwealth of Pennsylvania is: 1700 Tomlinson Road, Philadelphia, PA 19116 (Philadelphia County).

3. Authorizing Law. The Corporation is incorporated under the provisions of the Pennsylvania Business Corporation Law of 1988.

4. Corporate Powers. The Company shall have the unlimited power to engage in and to do any lawful act concerning any or all lawful businesses for which corporations may be incorporated under the Pennsylvania Business Corporation Law of 1988, as amended, or any successor provision thereto.

5. Term. The term for which the Company is to exist is perpetual.

6. Capital Stock. The aggregate number of shares of capital stock which the Company shall have authority to issue is one hundred million (100,000,000) shares, of which (a) seventy-five million (75,000,000) shares shall be designated as Common Stock having a par value of $.01 per share, and (b) twenty-five million (25,000,000) shares shall be designated as Preferred Stock having a par value of $.01 per share.

         The following is a statement of the designations, voting rights, preferences, limitations, and the special rights granted to or imposed upon the shares of each such class.

         Common Stock

                  (a) The holders of the Common Stock shall not have the right to subscribe to any additional shares of stock which the Company may now or hereafter authorize.

                  (b) Upon the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the assets of the Company remaining after the payment of all creditors and prior claimants, shall be divided among all creditors and prior claimants and holders of shares of any series of the Company=s Preferred Stock having liquidation rights senior in preference to that of the holders of the Company's Common Stock, shall be divided among and paid to the holders of the Common Stock in accordance with their respective holdings.




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         Preferred Stock

                  (a) Issue in Series. Preferred Stock may be issued from time to time in one or more series, each such series to have the terms stated herein and in the resolution of the Board of Directors providing for its issue. All shares of any one series of Preferred Stock shall be identical, but shares of different series of Preferred Stock need not rank equally or be identical except insofar as provided by law.

                  (b) Creation of Series. The Board of Directors shall have authority by resolution to cause to be created one or more series of Preferred Stock, and to determine and fix with respect to each series, prior to the issuance of any shares of the series to which such resolution relates:

                           (i) the distinctive designation of the series and the number of shares which shall constitute the series, which number may be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the Board of Directors;

                           (ii) the dividend rate, if any, and the times of payment of dividends on the shares of the series, whether dividends shall be cumulative, and, if so, from what date or dates;

                           (iii) the price or prices at which, and the terms and conditions on which, the shares of the series may be redeemed at the option of the Company;

                           (iv) whether or not the shares of the series shall be entitled to the benefit of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if so entitled, the amount of such fund and the terms and provisions relative to the operation thereof;

                           (v) whether or not the shares of the series shall be convertible into, or exchangeable for, shares of any other series of the same or any other class or classes of stock of the Company, and if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

                           (vi) the rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company;

                           (vii) whether or not the shares of the series shall have priority over or parity with or be junior to the shares of any other series or class in any respect or shall be entitled to the benefit of limitations restriction the issuance of shares of any other series or class having priority over or being on a parity with the shares of such series in any respect, or restricting the payment of dividends on, or the making of other distributions in respect of, shares of any other series or class ranking junior to the shares of the series as to dividends or assets, or restricting


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                           the purchase or redemption of the shares of any such
                           junior series or class, and the terms of any such restrictions;

                           (ix) whether the series shall having voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights; and

                           (x) any other designations, voting rights, preferences, limitations, or special rights of that series.

7. Cumulative Voting. The Shareholders of the Company shall not have the right to cumulate their votes for the election of directors of the Company.

8. Personal Liability of Directors. No director of the Corporation, as such, shall be personally liable for monetary damages for such action taken, or any failure to take any action, unless: (a) the director has breached or failed to perform the duties of his or her office under Section 1721 of the Pennsylvania Business Corporation Law of 1988, as amended, or any successor provision thereto; and (b) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness; provided, however, that the provisions of this Section shall not apply to the responsibility or liability of a director pursuant to any criminal statute, or to the liability of a director for the payment of taxes pursuant to local, state or Federal law.

9. Opt Out. Subchapters E, F, G, H, I and J of Chapter 25 of the Pennsylvania Business Corporation Law of 1988, as amended, shall not be applicable to the Company.

10. Amendment. The Company reserves the right, from time to time, to amend, alter or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter provided by statute for the amendment of articles of incorporation.

11. Incorporator. The name and address, including street and number, of the sole Incorporator of the Corporation is:

                         Bradley S. Rodos
                         2000 Market Street, 10th Floor
                         Philadelphia, PA 19103

         IN WITNESS WHEREOF, the undersigned Incorporator has signed and sealed these Articles of Incorporation the 24th day of December, 1998.



                                             /s/ Bradley S. Rodos         (SEAL)
                                             ------------------------------
                                             Bradley S. Rodos, Incorporator



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